SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

       Filed by the registrant  ____
       Filed by a party other than the registrant  ____

 Check the appropriate box:
   |_| Preliminary proxy statement       _______  Confidential, For Use of the
   |X| Definitive proxy statement                 Commission Only (as
   |_| Definitive additional materials            permitted by Rule 14a-6(e)(2))
   |_| Soliciting material pursuant to
       Rule 14a-11(c) or Rule 14a-12

                         WINSTAR COMMUNICATIONS, INC. __
                (Name of Registrant as Specified in Its Charter)
                                        _
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|    No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:



(2)  Aggregate number of securities to which transactions applies:



(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
     (set forth the amount on which the filing fee is calculated and state how it was determined):


(4)  Proposed maximum aggregate value of transaction:


(5)  Total fee paid:


____ Fee paid previously with preliminary materials:


____ Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:


(2)  Form, schedule or Registration Statement no.:


(3)  Filing party:

(4)  Date filed:

                          WINSTAR COMMUNICATIONS, INC.
                                 230 Park Avenue
                            New York, New York 10169



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  TO BE HELD ON
                                  JUNE 26, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of WinStar Communications, Inc. ("Company") will be held at the Intercontinental Hotel, 111 East 48th Street, New York, New York 10017, on Thursday, June 26, 1997, at 10:00 a.m., for the following purposes, all as more fully described in the attached Proxy Statement:

     (i) To elect three Class III Directors, each to serve for the ensuing three-year period and until his respective successor is elected and qualified;

     (ii) To approve an amendment to the Company's 1995 Performance Equity Plan to increase the number of shares of Common Stock available for issuance upon exercise of options and other awards granted or which may be granted thereunder;

     (iii) To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company to 200,000,000;

     (iv) To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

         The transfer books will not be closed for the Meeting. The Board of Directors has fixed the close of business on April 28, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

         You are earnestly requested to date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the Meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the Meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the Meeting and your cooperation in this respect is appreciated. You are urged to read the attached Proxy Statement, which contains information relevant to the actions to be taken at the Meeting.


                                            By Order of the Board of Directors

                                                         Timothy R. Graham
                                                         Secretary
New York, New York
May 5, 1997

                          WINSTAR COMMUNICATIONS, INC.



                                 PROXY STATEMENT




                               GENERAL INFORMATION

         This Proxy Statement is furnished to stockholders of WinStar Communications, Inc. ("Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of the Company (the "Board") for use in voting at the Annual Meeting of Stockholders ("Meeting") to be held at the Intercontinental Hotel, 111 East 48th Street, New York, New York 10017, on Thursday, June 26, 1997, at 10:00 a.m., and at any and all adjournments thereof.

         The Company's executive offices are located at 230 Park Avenue, New York, New York 10169. Effective January 1, 1996, the Company changed its fiscal year end from the last day of February to December 31 and now reports on a calendar year basis. On or about May 5, 1997, this Proxy Statement and the accompanying form of proxy, together with a copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996, including financial statements, are being mailed to each stockholder of record at the close of business on April 28, 1997.

Record Date and Outstanding Shares

     The Board has fixed the close of business on April 29, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Meeting or any and all adjournments thereof. As of April 28, 1997, the Company has issued and outstanding 32,946,538 shares of Common Stock and 4,033,335 shares of Series A Preferred Stock ("Series A Stock"), comprising all of the Company's issued and outstanding voting stock (together, "Voting Stock"). Each holder of Voting Stock of the Company will be entitled to one vote for each share of Voting Stock.

Solicitation and Revocation

     Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the proxy have been designated as proxies by the Board. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees listed below under Proposal I, "FOR" the approval of the amendment to the 1995 Performance Equity Plan ("1995 Plan") described below under Proposal II, "FOR" the approval of the amendment to the Company's Certificate of Incorporation described below under Proposal III and, in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the meeting and any adjournments thereof. In the event that any other matters are properly presented at the Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

Quorum

         The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted ("stockholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker nonvote") held in street name on a particular matter in the absence of instructions from the beneficial owner of such stock. The shares subject to a proxy which are not being voted on a particular matter (because of either stockholder withholding or broker nonvote) will not be considered shares present and entitled to vote on such matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that such shares are not being voted on any matter at the Meeting, in which case such shares will not be counted for purposes of determining the presence of a quorum.

Voting

         Under Proposal I, the Class III Directors will be elected by a plurality of the votes cast at the Meeting with respect to the election of directors. "Plurality" means that the three nominees who receive the highest number of votes will be elected as the Class III Directors of the Company for the ensuing three-year period. Consequently, any shares not voted "FOR" a particular nominee (because of either stockholder withholding or broker nonvote), will not be counted in such nominee's favor.

         Proposal II, the amendment to the 1995 Plan, must be approved by the affirmative vote of a majority of the votes cast at the Meeting. Proposal III, the amendment to the Company's Certificate of Incorporation increasing its authorized capital, must be approved by the affirmative vote of a majority of the outstanding shares of Voting Stock entitled to vote at the Meeting. Abstentions from voting with respect to Proposal II or Proposal III are counted as "votes cast" with respect to such proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the Meeting but not entitled to vote on Proposal II (because of either stockholder withholding or broker nonvote) are not deemed "votes cast" with respect to such proposal and therefore will have no effect on such vote.

Security Ownership of Certain Beneficial Owners and Management

         The table and accompanying footnotes on the following pages set forth certain information as of April 28, 1997 with respect to the stock ownership of
(i) those persons or groups who beneficially own more than 5% of the Company's Common Stock, (ii) each director and director-nominee of the Company, (iii) the Company's Chief Executive Officer and each of the Company's next four most highly compensated executive officers whose individual compensation exceeded $100,000 in the year ended December 31, 1996, and (iv) all directors and executive officers of the Company as a group (based upon information furnished by such persons). Shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days of the date of this Proxy Statement have been included in the following table. See "Employment Agreements" and "Stock Option Plans" for additional information on the stock options granted to the indicated persons. The percentages set forth on this table do not give effect to the outstanding Series A Stock.



                                               Number of Shares                 Percent
Name and Address of Beneficial Owner         Beneficially Owned            Beneficially Owned
William J. Rouhana, Jr. (1)                      2,253,784(2)                     6.72%

Nathan Kantor (1)                                  849,401(3)                     2.53

Steven G. Chrust (1)                               500,333(4)                     1.50

Fredric E. von Stange (1)                          907,499(5)                     2.73

Steven B. Magyar
 Two Pine Point
 Lloyd Harbor, New York 11742                       60,706(6)                       *

Dennis Patrick
 1000 Dogue Hill Lane
 McLean, Virginia 22101                          1,345,798(7)                     4.08

William J. vanden Heuvel
 812 Park Avenue
 New York, New York 10021                           87,500(8)                       *

Bert Wasserman
 126 East 56th Street
 New York, New York 10022                           90,000(9)                       *

William Harvey
 c/o Next Century Media, Inc.
 11 North Chestnut Street
 New Paltz, New York 12561                          30,000(10)                      *

James I. Cash
 Harvard University
 Graduate School of Business
Administration
 Baker Library 187
 Soldiers Field Road                                 10,000(11)                     *
 Boston, Massachusetts 02163

Timothy R. Graham (1)                               385,852(12)                   1.17

All Directors and Executive
Officers as a Group (11 persons)                  6,520,873(13)                  18.47



------------------

*        Less than 1%.

     (1) The address of this person is c/o WinStar Communications, Inc., 230 Park Avenue, New York, New York 10169.

     (2) Includes 568,333 shares of Common Stock issuable upon exercise of certain options. Does not include (i) 116,667 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments in July 1997 and 1998 or (ii) 125,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in April 1998. See "Proposal II" regarding termination of these latter options in the event such proposal is not approved by stockholders at the Meeting. Mr. Rouhana has agreed that, during the term of Nathan Kantor's employment agreement with the Company, he would vote all shares of Common Stock he controls in favor of Mr. Kantor as a director of the Company.

     (3) Includes 689,999 shares of Common Stock issuable upon exercise of certain options. Also includes 6,500 shares of Common Stock owned by Mr. Kantor's son, over which Mr. Kantor disclaims beneficial ownership. Does not include (i) 233,334 shares of Common Stock issuable upon exercise of other options which become exercisable in two equal annual installments commencing in September 1997, (ii) 66,667 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments commencing in August 1997 or (iii) 50,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in April 1998. See "Proposal II" regarding termination of the options in (iii)in the event such proposal is not approved by stockholders at the Meeting.

     (4) Includes (i) 12,000 shares of Common Stock owned by the pension plan for SGC Advisory Services, Inc., a money-management firm specializing in the telecommunications sector of which Mr. Chrust is President and owner, and (ii) 368,333 shares of Common Stock issuable upon exercise of certain options owned by Mr. Chrust or members of his family. Does not include (A) 360,000 shares of Common Stock issuable upon exercise of other options which become exercisable in three equal annual installments commencing in January 1998, (B) 66,667 shares of Common Stock issuable upon exercise of other options which become exercisable in two equal annual installments commencing in July 1997 or (C) 35,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in April 1998. See "Proposal II" regarding termination of the options in (c)in the event such proposal is not approved by stockholders at the Meeting.

     (5) Includes 301,666 shares of Common Stock issuable upon exercise of certain options. Does not include (i) 33,334 shares of Common Stock issuable upon the exercise of options which become exercisable in two equal annual installments commencing in October 1997 or (ii) 25,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in April 1998. See "Proposal II" regarding termination of the options in (ii) in the event such proposal is not approved by stockholders at the Meeting.

     (6) Includes (i) 1,000 shares of Common Stock owned by Mr. Magyar's spouse, over which Mr. Magyar disclaims beneficial ownership, (ii) 1,670 shares of Common Stock owned by benefit plans of which Mr. Magyar is the sole trustee and primary beneficiary, and (iii) 40,000 shares of Common Stock issuable upon exercise of certain options.

     (7) Includes 10,000 shares of Common Stock issuable upon exercise of certain options.

     (8) Includes 80,000 shares of Common Stock issuable upon exercise of certain options. Also includes 500 shares owned by Mr. vanden Heuvel's spouse, as to which he disclaims beneficial ownership.

     (9) Includes 80,000 shares of Common Stock issuable upon exercise of certain options.

     (10) Represents shares of Common Stock issuable upon exercise of options.

     (11) Represents shares of Common Stock issuable upon exercise of certain options. Does not include 40,000 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments commencing in January 1998.

     (12) Includes 160,000 shares of Common Stock issuable upon exercise of certain options. Does not include (i) 50,000 shares of Common Stock issuable upon exercise of other options which become exercisable in October 1997 or (ii) 25,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in April 1998. See "Proposal II" regarding termination of the options in (ii) in the event such proposal is not approved by stockholders at the Meeting.

     (13)  Includes  shares  referred to as being  included in notes (1) through
(12). Excludes shares referred to in such notes as being excluded.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all filings under Section 16(a) were made as required.


                   PROPOSAL I: ELECTION OF CLASS III DIRECTORS

         The Board is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors (Class I), presently consisting of Steven G. Chrust, Fredric E. von Stange and William Harvey, will expire in 1998, the term of office of the second class of directors (Class II), presently consisting of Bert W. Wasserman, Nathan Kantor, Dennis R. Patrick and James I. Cash will expire in 1999, and the term of office of the third class of directors (Class III), presently consisting of William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, will expire at the Meeting. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed. Effective January 2, 1997, Dennis R. Patrick and James I. Cash were elected as directors of the Company, thereby expanding the size of the Board from eight directors to ten directors. The Company's by-laws provide that, until August 1999, a majority of the members of the Board will be independent directors.

Information Concerning Nominees

         Three persons will be elected at the Meeting to serve as Class III Directors for a term of three years. The Board has nominated William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, the incumbent Class III Directors, as candidates for election. Unless otherwise specified in the form of proxy, the proxies solicited by the management will be voted "FOR" the election of these candidates. In case any of these nominees becomes unavailable for election to the Board, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. The following information was furnished by the nominees:

                               Class III Directors

         William J. Rouhana, Jr., 44, has been a director of the Company since its inception, its Chairman of the Board since February 1991, and its Chief Executive Officer since May 1994. From 1983 until November 1995, Mr. Rouhana was President and Chief Executive Officer of WinStar Companies, Inc. ("WinStar Companies"), a merchant bank which, until November 1995, was a principal stockholder of the Company. Through WinStar Companies, he served, from August 1987 to February 1989, as Vice Chairman of the Board and Chief Operating Officer of Management Company Entertainment Group, Inc., a diversified distributor of entertainment products and, thereafter, as its

Vice Chairman of the Board until May 1990. Since August 1992, Mr. Rouhana has been a director of TII Industries, Inc. ("TII Industries"), a telecommunications equipment manufacturing company. From May 1991 through September 1994, he was director of Lancit Media Productions, Ltd., a creator of children's television programming. Mr. Rouhana was in private legal practice from 1977 to 1984, specializing in the financing of entities involved in the development of entertainment products and information services. Mr. Rouhana is Vice Chairman of the Board of Governors of the United Nations Association and is a member of certain other associations, including Business Executives for National Security. He is a Phi Beta Kappa graduate of Colby College, a Thomas J. Watson Fellow (1972-1973) and a graduate of Georgetown University School of Law. Mr. Rouhana is the brother-in-law of Fredric E. von Stange.

         Steven B. Magyar, 47, has been a director of the Company since June 1993. Since May 1994, Mr. Magyar has been operating a private business he owns which specializes in financial services for high net worth individuals and business owners. From 1989 to May 1994, Mr. Magyar was a regional vice president of CIGNA Insurance Co. and during the preceding fifteen years held various sales and sales management positions with CIGNA. Mr. Magyar has served on CIGNA's strategic business development committee and has been a guest lecturer at New York University. Mr. Magyar also is a Certified Life Underwriter and Chartered Financial Consultant with the American College of Insurance. Mr. Magyar is a member of the General Agents and Managers Association, the National Association of Underwriters and the American Society of CLU and ChFC. Mr. Magyar is a graduate of Colby College.

         William J. vanden Heuvel, 66, has been a director of the Company since June 1995. Since 1984, he has served as Senior Advisor to Allen & Co., an investment banking firm, as well as counsel to the law firm Stroock & Stroock & Lavan. He served as a director of Time Warner, Inc. ("Time Warner") from 1981 to 1993 and currently is a director of Zemex Corp., a New York Stock Exchange listed company engaged in the mining and exploitation of industrial minerals. Ambassador vanden Heuvel also has been a member of the IRC Group, a Washington D.C.-based consulting group made up of former United States ambassadors, since 1981. He has been Chairman of the Board of Governors of the United Nations Association since 1993. From 1979 to 1981, Ambassador vanden Heuvel served as United States Deputy Permanent Representative to the United Nations. From 1977 to 1979, he served as United States Ambassador to the European Office of the United Nations and various other international organizations. He was Special Assistant to United States Attorney General Robert F. Kennedy from 1961 to 1964. Ambassador vanden Heuvel is a graduate of Deep Springs College, Cornell University and Cornell Law School.


                    The Board of Directors recommends voting
                        "FOR" each of the above Nominees.

Information Concerning Other Directors and Executive Officers

                                Class I Directors

         Steven G. Chrust, 47, has been a director of the Company since January 1994 and has been employed by the Company as its Vice Chairman of the Board since January 1995, in which capacity he is responsible for strategic planning, financing and corporate development. He has been the President of SGC Advisory Services, Inc., a discretionary money-management services firm specializing in the telecommunications and technology sector, since he founded it in October 1992. From August 1987 to September 1992, Mr. Chrust was a director of AMNEX, Inc., an operator services long distance company, and served as its Chairman of the Board, Chief Executive Officer and President between October 1990 and October 1992. From August 1985 through December 1989, Mr. Chrust was the
Executive Vice President of Executone Information Systems, Inc., a telecommunications equipment company. Mr. Chrust was Director of Technology Research and a stockholder of Sanford C. Bernstein & Co., Inc., a Wall Street investment firm, where he was ranked in the top tier of telecommunications analysts for more than ten years and as the first-ranked analyst in that sector for five consecutive years. He was associated with Sanford C. Bernstein & Co., Inc., from 1970 through 1985. From November 1993 until February 1996, Mr. Chrust was a director of American Communications Services, Inc., a fiber optic-based competitive access provider. Mr. Chrust is a graduate of Baruch College.

         Fredric E. von Stange, 41, has been a director of the Company since its inception, its Executive Vice President since January 1993, and its Chief Financial Officer since March 1994. From 1983 until November 1995, Mr. von Stange was Executive Vice President of WinStar Companies. Mr. von Stange is a graduate of The Wharton School, University of Pennsylvania. He is the brother-in-law of William J. Rouhana, Jr.


         William Harvey, 54, has been a director of the Company since June 1994. In 1972 and 1991, respectively, Mr. Harvey founded New Electronic Media Science, Inc. ("NEMS"), and Next Century Media, Inc. ("Next Century"), marketing, media and research consulting companies specializing in the marketing, entertainment and interactive media industries. Mr. Harvey has served as Chief Executive Officer and President of both NEMS and Next Century since their respective inceptions. Through NEMS and Next Century, Mr. Harvey has worked with major television and cable networks, several RBOCs, major film studios, IBM, AT&T, advertising agencies, videotex companies and advertisers on the integration of advertising into various new media. Mr. Harvey invented the marketing tool known as the Area Dominant Influence for Arbitron and co-founded International Ratings Services, Inc., the first company to provide United States movie studios, including Warner Brothers, Columbia and CBS International, with ratings for their television programs broadcast in foreign countries. Since 1979, Mr. Harvey has also been the publisher of "The Marketing Pulse," a monthly advertising and media trade newsletter.

                               Class II Directors

         Nathan Kantor, 54, has been a director of the Company since October 1994 and President and Chief Operating Officer of the Company since September 1995. Since its formation in November 1990, Mr. Kantor had been the President of ITC Group, Inc. ("ITC"), a company which specializes in the development of emerging competitive telecommunications companies. Mr. Kantor, through ITC, coordinated all of the Company's telecommunications operations from June 1994 to September 1995 when he became President and Chief Operating Officer of the Company, at which time services provided by ITC to the Company ceased. Mr. Kantor also is currently the Chairman of the Board and Chief Executive Officer of Image Telecommunications Corp., a company involved in the development of information and video servers. From January 1985 to December 1990, he was President of MCI Telecommunications Corporation (Northeast Division). Mr. Kantor was a founder of MCI International, Inc., and served as its President and Chief Operating Officer from its founding in July 1982 to December 1984. From 1972 to 1982, Mr. Kantor held a number of senior management positions with MCI Communications, including Vice President of National Operations. Mr. Kantor is a graduate of Florida State University and the United States Military Academy at West Point.

         Bert Wasserman, 64, has been a director of the Company since June 1995. Mr. Wasserman was Executive Vice President and Chief Financial Officer of Time Warner from January 1990 to December 1994 and was also a director of Time Warner from January 1990 to March 1993. Mr. Wasserman was a member of the Office of the President and was also a director of Warner Communications, Inc. ("Warner Communications"), from 1981 to 1990, when that company merged with Time Warner, and had served Warner Communications in various capacities beginning in 1966. Mr. Wasserman serves as a member of various boards, including: several investment companies in the Dreyfus Family of Funds; Lillian Vernon Corp., a catalog seller of home products; Mountasia Entertainment International, Inc., an operator of family recreation centers; The New German Fund, a New York Stock Exchange listed mutual fund operated by Deutsche Bank AG; and IDT Corp., a provider of telecommunications services, including Internet access and long distance services. Mr. Wasserman also served as a director on the Chemical Bank National Advisory Board until Chemical Bank merged with Chase Manhattan Bank in March 1996. He is a graduate of Baruch College and Brooklyn Law School.

         Dennis R. Patrick, 45, has been a director of the Company since January 1997. From 1995 until January 1997, Mr. Patrick served as Chairman and Chief Executive Officer of Milliwave, L.P., a wireless competitive telecommunications company which was acquired by the Company in January 1997. From 1990 to 1995, Mr. Patrick served as President and Chief Executive Officer of Time Warner Telecommunications, a division of Time Warner Entertainment Company, L.P., which developed telecommunications strategies for its parent company, Time Warner, and had operating responsibility for Time Warner's wireless telephone, paging and data services business. Mr. Patrick served as Chairman of the Federal Communications Commission ("FCC") from 1987 to 1989 and as a Commissioner of the FCC from 1983 to 1989 under Presidents Reagan and Bush. From 1981 to 1983, he served as an Associate Director of Presidential Personnel at the White House under Ronald Reagan. From 1976 to 1981, Mr. Patrick was a practicing attorney in Los Angeles. Mr. Patrick was inducted into the Broadcasting Hall of Fame in 1994. Mr. Patrick is a graduate of Occidental College and the University of California School of Law.

         James I. Cash, 49, has been a director of the Company since January 1997. Professor Cash has been a member of the faculty of Harvard Business School since 1976, having taught in its Masters of Business Administration, Management Development and Advanced Management programs. Professor Cash currently serves as a trustee for Massachusetts General Hospital and the Massachusetts Computer
Software Council, overseer for The Gardner Museum and the Boston Museum of Science, and is a member of the Board of Directors of Cambridge Technology Partners, The Chubb Corporation, Knight-Ridder, Inc., State Street Bank and Trust Company and Tandy Corporation. Professor Cash has authored numerous articles and several books on topics related to information technology and corporate management and structure and writes a regular column for Information Week magazine. Professor Cash is a graduate of Texas Christian University, Purdue University's Graduate School of Mathematical Sciences and Purdue University's Krannert Graduate School of Management.

                             Other Executive Officer

     Timothy R. Graham, 47, has served as Executive Vice President of the Company since October 1994. From October 1990 through September 1994, Mr. Graham was engaged in the private practice of law and served in various capacities with National Capital Management Corporation, a company engaged through its subsidiaries in various businesses, including the ownership of real estate rental properties, industrial manufacturing and insurance matters, including as Corporate Secretary and as President of its primary real estate and insurance subsidiaries. During that period, Mr. Graham also acted in various capacities for WinStar Services, Inc., a wholly owned subsidiary of WinStar Companies. Prior to 1990, Mr. Graham was a partner in the law firm of Nixon, Hargrave, Devans & Doyle, specializing in corporate finance, regulatory and business law. Mr. Graham was a Securities Law Editor of Barrister Magazine, an American Bar Association publication, from 1985 to 1986 and has authored a number of publications, including "Public Offerings in the United States by Foreign Companies" and "Financing of Foreign Companies through United States Securities Markets." Mr. Graham is a director of TII Industries. Mr. Graham also is a member of the Board of Advisors of the Instructional Television Station of the Archdiocese of New York. Mr. Graham is a graduate of Fordham Law School and the Georgetown University School of Foreign Service.

Board Meetings, Committees and Compensation

     The Board met seven times during the year ended December 31, 1996. During the year ended December 31, 1996, each director attended seventy-five percent or more of the meetings held during such time as he was a director, except for Mr. Kantor and Mr. Harvey, who each attended five meetings.

     The Board currently maintains an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Board's Audit  Committee  met twice during the year ended  December
31, 1996. The responsibilities of the Audit Committee, which currently is composed of Mr. Rouhana, Mr. Wasserman, Professor Cash and Mr. Magyar, include, in addition to such other duties as the Board may specify, (i) recommending to the Board the appointment of independent accountants; (ii) reviewing the timing, scope and results of the independent accountants' audit examination and the related fees; (iii) reviewing periodic comments and recommendations by the Company's independent accountants and the Company's response thereto; (iv) reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and (v) making recommendations to the Board with respect to significant changes in accounting policies and procedures. The Company's by-laws provide that, until August 1999, a majority of the members of this Committee must be independent directors.

     The Board's Compensation Committee met four times during the year ended December 31, 1996. The responsibilities of the Compensation Committee, which currently is composed of Mr. Rouhana, Mr. Magyar, Mr. Harvey and Mr. vanden Heuvel, include, in addition to such other duties as the Board may specify, (i) reviewing and recommending to the Board the salaries, compensation and benefits of the executive officers and key employees of the Company, (ii) reviewing any related party transactions on an ongoing basis for potential conflicts of interest and (iii) administering the Company's stock option plans. The Company's by-laws provide that, until August 1999, a majority of the members of this Committee must be independent directors and that, absent approval of a majority of the independent members of the Compensation Committee, the Company will not enter into any material transaction with any director or affiliate of any director of the Company.

     The Board's Nominating Committee met once during the year ended December 31, 1996. The responsibilities of the Nominating Committee, which currently is composed of Mr. Rouhana, Mr.

vanden Heuvel, Mr. Patrick and Mr. Magyar, include, in addition to such other duties as the Board may specify, considering and recommending to the Board nominees for directors.

     The Company pays each outside director $500 for his attendance at each meeting of a committee of which he is a member and $1,000 for his attendance at each meeting of the Board. In addition, on January 13th of each year during the term of the Company's 1992 Performance Equity Plan (the "1992 Plan"), assuming there are enough shares then available for grant under the 1992 Plan, each person who is then a director of the Company is awarded stock options to purchase 10,000 shares of the Company's Common Stock at the fair market value thereof (as determined in the accordance with the 1992 Plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years.

Executive Compensation

     The following tables show the compensation for the year ended December 31, 1996, the ten month period ended December 31, 1995 and the fiscal year ended February 28, 1995, earned by William J. Rouhana, Jr., the Chief Executive Officer of the Company, and Steven G. Chrust, Nathan Kantor, Fredric E. von Stange and Timothy R. Graham, the next four most highly compensated executive officers of the Company whose individual compensation exceeded $100,000 during the year ended December 31, 1996.





                                         SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------
                                                                        Annual                  Long Term Compensation
                                                                     Compensation
                                                          -----------------------------------------------------------------
                                               Fiscal                                       Restricted
                                               Year(1)           Salary         Bonus         Stock            Options
  Name and principal position                                     ($)            ($)         Awards($)        (# Shares)
---------------------------------------------------------------------------------------------------------------------------
William J. Rouhana, Jr.                       12/31/96           410,076        400,000         --          135,000(3)(5)
 Chairman of the Board and                    12/31/95           266,250        575,000         --          460,000(4)(5)
 Chief Executive Officer                       2/28/95              --  (2)        --  (2)      --           10,000(5)

---------------------------------------------------------------------------------------------------------------------------
Steven G. Chrust                              12/31/96           317,809        225,000         --           45,000(3)(5)
 Vice Chairman of the Board                   12/31/95           275,652        225,000         --           10,000(5)
                                               2/28/95           109,038(6)        --           --          610,000(5)(7)

---------------------------------------------------------------------------------------------------------------------------
Nathan Kantor                                 12/31/96           370,769        300,000         --           60,000(3)(5)
 President and Chief Operating Officer        12/31/95            99,692(8)     342,500(8)   1,237,500      710,000(9)(5)
                                               2/28/95              --  (8)        --  (8)      --           20,000(5)

---------------------------------------------------------------------------------------------------------------------------
Fredric E. von Stange                         12/31/96           260,711        150,000         --           35,000(3)(5)
 Executive Vice President and Chief           12/31/95           187,692        200,000         --          235,000(4)(5)
 Financial Officer                             2/28/95           125,000           --           --           10,000(5)

---------------------------------------------------------------------------------------------------------------------------
Timothy R. Graham                             12/31/96           217,788        125,000         --           25,000(3)
 Executive Vice President                     12/31/95           158,654         75,000         --           50,000(11)
                                               2/28/95            72,115(10)       --           --          150,000(12)

---------------------------------------------------------------------------------------------------------------------------

------------------------------

(1) Represents ten-month period with respect to information for the period ended December 31, 1995.

(2) Mr. Rouhana was not paid any salary by the Company during the fiscal year ended February 28, 1995. Mr. Rouhana became an employee of the Company on March 1, 1995. See "Employment Agreements." During the fiscal year ended February 28, 1995, an aggregate of $254,560 was paid by the Company to WinStar Services, Inc. (a wholly-owned subsidiary of WinStar Companies, of which Mr. Rouhana was a principal officer and stockholder, "WinStar Services") as management fees and reimbursement of expenses. The Company paid an additional $481,039 in cash and issued notes in payment of contingent performance fees to WinStar Services during that fiscal year. These contingent performance fees related to specific debt and equity financing and investment transactions aggregating in excess of $33.6 million. All such notes were satisfied during that year when they were used to pay for the exercise of warrants and stock options held by WinStar Services and its affiliates.

(3) Includes options to purchase shares of Common Stock granted under the 1995 Plan. See "Proposal II" regarding termination of these options in the event such proposal is not approved by stockholders at the Meeting and "Summary of 1995 Plan."

(4) Represents options to purchase shares of Common Stock granted under the 1995 Plan pursuant to the terms of holder's employment agreement. See "Employment Agreements."

(5) Includes or represents options to purchase 10,000 shares of Common Stock granted under the 1992 Plan. See "Stock Option Plans."








(6) Mr. Chrust became an employee of the Company in January 1995. Accordingly, he was paid only a portion of his annual salary during the fiscal year ended February 28, 1995. See "Employment Agreements." In addition the Company paid $119,020 to SGC Advisory Services, Inc., a consulting firm of which Mr. Chrust is President and owner, for services rendered during that year.

(7) Includes options to purchase 600,000 shares of Common Stock granted under the terms of Mr. Chrust's employment agreement. See "Stock Option Plans" and "Employment Agreements."

(8) Mr. Kantor became an employee of the Company in September 1995. Accordingly, he was paid only a portion of his annual salary during the ten months ended December 31, 1995. See "Employment Agreements." In addition, for the year ended February 28, 1995 and the ten months ended December 31, 1995, the Company paid $1,553,249 and $1,046,084, respectively, to ITC Group, Inc., a consulting firm of which Mr. Kantor was the President and principal stockholder, for services rendered during those periods, including providing the Company the services of up to 12 consultants at any given time.

(9) Represents options granted under the terms of Mr. Kantor's employment agreement. See "Employment Agreements."

(10) Mr. Graham became an employee of the Company in October 1994. Accordingly, he was paid only a portion of his annual salary during the fiscal year ended February 28, 1995. See "Employment Agreements."

(11) Represents options granted to Mr. Graham in connection with a one-year extension of his employment agreement. See "Employment Agreements."

(12) Represents options granted to Mr. Graham in connection with his employment with, and services rendered to, the Company. See "Employment Agreements."

         The Company cannot determine, without unreasonable effort or expense, the specific amount of certain personal benefits afforded to its employees, or the extent to which benefits are personal rather than business. The Company has concluded that the aggregate amounts of such personal benefits which cannot be specifically or precisely ascertained do not in any event exceed, as to each individual named in the preceding table, the lesser of $50,000 or 10% of the compensation reported in the preceding table for such individual, and that such information set forth in the preceding table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

         This report is made by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which is the committee charged with establishing and administering the policies and plans which govern compensation for executive officers, including the named executive officers listed in the compensation tables in this Proxy Statement. The Committee consists of three non-employee directors and the Chief Executive Officer. The Committee's decisions and recommendations regarding the Chief Executive Officer are made solely by the non-employee members of the Committee.

Executive Compensation Policies And Objectives

         The Committee evaluates the compensation levels of senior management and evaluates the various factors affecting compensation of the Company's highest paid officers. The Committee believes that compensation to the Company's executive officers should be designed to encourage and reward management's efforts to establish and strengthen the Company's business and to create added value for stockholders. Such a compensation program helps to achieve the Company's business and financial objectives and also provides incentives needed to attract and retain the highly qualified executives and other personnel needed for it to achieve its goals of rapidly developing and expanding its telecommunications and other businesses and to successfully operate in a competitive marketplace. The Committee also attributes a substantial portion of each executive officer's compensation to the performance of the Company and the particular contribution made by such officer to the Company's achievement of its goals.

         The Committee's executive compensation objectives are (1) to ensure competitive levels of compensation that enable the Company to attract, retain and motivate executives of outstanding ability and character to lead the Company successfully in its highly competitive industry characterized by rapid technological change, innovation and significant capital investment requirements; (2) to tie a meaningful portion of compensation to the achievement of improved long term stockholder value and other business objectives; and (3) to provide equity-based long term incentives that directly link the compensation of executives to appreciation in the Common Stock and align the financial interests of the executives with those of the Company's stockholders.

         The committee reviewed many operational and strategic factors in evaluating the company's performance in 1996. Key factors considered were: (1) revenue growth in core businesses, including (A) local, long distance and wholesale telecommunications services where revenues increased from $14.6 million in 1995 to $34.0 million in 1996 (approximately 133%), and (B) information and entertainment content and services (i.e., new media) where revenues increased from $2.9 million in 1995 to $14.7 million in 1996 (approximately 407%); (2) the quality of revenues generated, including the development of recurrent revenue streams in the telecommunications divisions through customer development and in the new media division through strategic purchases and the development of internal projects; (3) the development of an operational base for the competitive local exchange carrier (CLEC) business, which was not operational in 1995, including such critical elements as (A) the installation of the Company's own switch in New York City and the rollout of the CLEC business in five additional cities prior to the end of 1996, including the development of sales teams in each of those cities, (B) the negotiation and establishment of key interconnect and re-sale agreements, (C) the development of network and management systems to manage and control the accelerated development and growth of the Company, (D) the acquisition of substantial additional roof rights (increased from 140 to 800 during 1996) and (E) the successful integration of the long distance services business with the CLEC business; (4) the growth of the Company's workforce from 250 to 800 employees in 1996; and (5) the high quality of the management team assembled during this period of growth to execute the Company's business plan. These accomplishments met the Company's objectives for 1996. The Committee believes that the Company appropriately awarded its executive officers for their short and long terms efforts.

Executive Compensation Policy And Structure

         As shown in the Summary Compensation Table (the "Summary Table") included elsewhere in this Proxy Statement, the compensation of each of the Company's executive officers during the prior fiscal year consisted of three principal parts - a base salary, an incentive bonus and equity compensation, typically in the form of a stock option grant. As more fully described below, the bonus and equity components are discretionary, meaning that the total compensation of these executives depends upon several factors, including individual contribution and attainment of individual and business unit performance objectives; however, there is no specific weight given to each criterion. In addition, executive officers are entitled to various benefits, including medical and other insurance coverage and a 401(K) plan generally available to all employees of the Company.

Base Salary

         Base salaries are intended to compensate executives for their ongoing leadership skills and management responsibility and depend upon factors such as the executive's experience and capabilities and unique talents and strengths. Each of the named executive officers has an employment agreement with the Company under which their base salaries are set, subject to periodic review and adjustment to reflect among other things, changes in the duties and responsibilities of such officer, his contribution to the Company's achievements during the prior year and the salaries paid to executives performing similar functions at companies of similar size and complexity to the Company. The salaries of each of the named executive officers was increased in 1996 based upon the Committee's review of such factors and the other factors relating to executive compensation levels described elsewhere in this report. Base salaries of the Company's other officers are reviewed and adjusted annually by the Company's senior executive officers based on the policies and objectives of the Committee described herein. The Committee reviews, but does not approve, the decisions regarding the base salaries of such other executives.

Bonus

         The incentive bonuses are dependent upon individual, business unit or division, and overall Company performance. For purposes of determining the bonuses, the Committee evaluates the achievement of goals set at the start of each fiscal year and compares the Company's performance in each year to the prior year.

         The 1996 bonus amounts shown on the Summary Table were awarded to the named executive officers based upon: (1) the officer's individual performance, including significant strategic accomplishments and success in implementing the Company's development and expansion of its telecommunications and other business operations, including specifically, network development, city plan strategy development and implementation, corporate positioning with wholesale customers, execution of key interconnect and resale agreements, spectrum acquisition and development and team building; and (2) the accelerated progress of the Company during 1996, including the acquisition of additional 38 GHz spectrum, the successful launch of the Company's CLEC business, the expansion of its wholesale carrier services business, including the signing of master service agreements with a number of several major telecommunications carriers, and the growth of its new media business, including the completion of several key acquisitions.

Stock Options

     The Company wishes to encourage employee ownership of the Company's Common Stock because it believes that employees who have a proprietary interest in the Company will focus on its long term success and on building stockholder wealth. Therefore, the third principal component of compensation arises from the Company's grant of stock options under the Company's Stock Option Plans. The Committee believes that stock options serve as important long-term incentives for both executive officers and other management and non-management employees by encouraging their continued employment and commitment to the Company's performance. Accordingly, options become exercisable based on continued employment with the Company and generally remain exercisable for a period of five years after vesting. Furthermore, the Committee believes that stock options are an excellent means to align the interests of the Company's executive officers and employees with those of its stockholders.

     The number of options granted annually to executive officers, including those granted as a portion of such officers' 1996 compensation as set forth in the Summary Table, is determined by the Committee and is based upon the same factors considered with respect to such officers' bonus compensation described above. In addition, the Committee strives to grant options at a level sufficient to provide a strong incentive for executive officers to work for the long-term success of the business. Option grants to other officers and employees are determined by senior management pursuant to an option grant program approved by the Committee. Under that program, employees are eligible for annual option grants, based upon their performance during the prior year, within a fixed range which varies depending upon the employee's position with the Company.

         The Committee has reviewed the compensation of the Company's executive officers and has concluded that their compensation was reasonable in view of the Company's performance and the contribution of those officers to that performance.

Compensation of the Chief Executive Officer

     The Company's CEO and Chairman of the Board, William J. Rouhana, Jr., has an employment agreement with the Company which provides for a minimum base salary for each of the years during its term and for incentive cash bonus compensation and equity compensation in the form of stock option grants (in addition to the stock options provided for in that agreement and granted at time of signing) which are to be determined by the Committee in its discretion based upon factors substantially similar to those used to evaluate and fix the compensation of the Company's other senior executive officers. Although Mr. Rouhana is a member of the Compensation Committee, he does not participate in deliberations with respect to his compensation.

         Mr. Rouhana's incentive compensation is based on both the Company's achievement of performance goals and his achievement of personal performance goals. The 1996 goals for Mr. Rouhana's annual incentive award included: (1) development of strategies for the future of the Company, including strategies with regard to the expansion and solidification of the Company's 38GHz spectrum holdings and the financing of the Company's increased capital needs arising as a result of the accelerated growth of its telecommunications business in light of the deregulation under the Telecommunications Act of 1996, (2) implementation of strategic plans, including plans for utilizing the Company's 38 GHz spectrum together with other available assets to create a full service telecommunications services provider combining basic and enhanced telecommunications services with value added information services, (3) enhancement of the Company's organization and management and (4) enhancement of the image and awareness of the Company. The Committee did not assign specific weights to these personal goals, but rather reviews them in the context of Mr. Rouhana's accomplishments.

     As a portion of his 1996 compensation, the Committee awarded Mr. Rouhana an incentive bonus of $400,000 and granted him options to purchase 125,000 shares of Common Stock at an exercise price of $12.00. See "Proposal II" regarding termination of these options in the event such proposal is not approved by stockholders at the Meeting. These awards were made based upon the Committee's evaluation of his performance and the Company's achievements in 1996, in light of the foregoing performance goals, including that the Company became a national competitor in the CLEC and wholesale carrier services businesses through the development of a coordinated CLEC and wholesale strategy. In addition, the Company (A) achieved sufficient operational and strategic success in 1996 to allow it to raise substantial capital during the first quarter of 1997 in an otherwise weak financial climate, which, based upon current plans and assumptions related to the Company's operations, will be adequate, together with other financial resources available to the Company, to fund the Company's growth and operations for the next several years, (B) succeeded in improving the quality of its market makers and the number of favorable analyst reviews published, (C) acquired significant additional 38 GHz spectrum through several strategic corporate acquisitions, (D) added significantly to its management capabilities through the recruitment of key executives needed to execute its business plan, and (E) developed necessary legal, financial, and systems teams throughout the Company in an industry which is experiencing a scarcity of such talent in light of its rapid growth and competitiveness.

         In making its decision regarding the grant of stock options, the Committee evaluated Mr. Rouhana's performance relative to the guidelines described above, the Company's achievements during the year (discussed above), the awards made to him in prior years, his critical leadership role in the Company's future success and the degree to which other companies have linked their CEO's long term compensation to stockholder return. The Committee also used subjective criteria it deemed relevant in its reasonable business discretion, such as its opinions about the business environment and the particular challenges for the Company as well as the potential market for Mr. Rouhana's services. The Committee believes that Mr. Rouhana's compensation package for 1996 is in line with industry and market standards and appropriate in light of his past performance and the Company's aggressive plans for growth.

                    The Members of the Compensation Committee

                                Steven B. Magyar
                            William J. vanden Heuvel
                                 William Harvey
                             William J. Rouhana, Jr.

                                     OPTION GRANTS IN LAST FISCAL YEAR

         The  following   table  sets  forth  certain   information   concerning
individual grants of stock options during the last fiscal year to each of the named executive officers(1):


---------------------------------------------------------------------------------------------          ----------------------------

                                                                                                         Potential Realizable Value
                                                                                                          At Assumed Annual Rates
                                                                                                        of Stock Price Appreciation
                                         Individual Grants                                                    for Option Term

---------------------------------------------------------------------------------------------          ----------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                Number of
                               Securities      Percent of Total
                               Underlying      Options Granted
                                Options        to Employees in     Exercise or
          Name                  Granted (#)    Fiscal Year (%)     Base Price ($)     Expiration Date         5% ($)        10% ($)
------------------------------------------------------------------------------------------------------------------------------------
William J. Rouhana, Jr.
 Chairman of the Board and         10,000         0.25               14.63              1/12/06                91,894       232,935
 Chief Executive Officer          175,000         4.38               18.50              7/29/01             1,061,973     2,187,905
                                  -------         ----                                                      ---------     ---------
                                  185,000         4.63                                                      1,153,867     2,420,840
                                  =======         ====                                                      =========     =========

------------------------------------------------------------------------------------------------------------------------------------
Steven G. Chrust
 Vice Chairman of the Board        10,000         0.25               14.63              1/12/06                91,894       232,935
                                  100,000         2.50               18.50              7/29/01               606,842     1,250,231
                                  -------         ----                                                        -------     ---------
                                  110,000         2.75                                                        698,736     1,483,166
                                  =======         ====                                                        =======     =========

------------------------------------------------------------------------------------------------------------------------------------
Nathan Kantor
 President and Chief              150,000         3.75               20.38               9/5/00               880,075     1,758,368
 Operating Officer                 10,000         0.25               14.63              1/12/06                91,894       232,935
                                  100,000         2.50               17.00              10/9/01               469,678     1,037,867
                                  -------         ----                                                        -------     ---------
                                  260,000         6.50                                                      1,441,647     3,029,170
                                  =======         ====                                                      =========     =========

------------------------------------------------------------------------------------------------------------------------------------
Fredric E. von Stange
 Executive Vice President          10,000         0.25               14.63              1/12/06                91,894       232,935
 and Chief Financial Officer       50,000         1.25               18.50              10/1/01               135,909       413,736
                                   ------         ----                                                        -------       -------
                                   60,000         1.50                                                        227,803       646,671
                                   ======         ====                                                        =======       =======

------------------------------------------------------------------------------------------------------------------------------------
Timothy R. Graham
 Executive Vice President            --            --                  --                 --                    --             --
------------------------------------------------------------------------------------------------------------------------------------

------------------

(1) Does not include options granted to the named executive officers in 1997 as part of such officers' 1996 compensation. See "Summary Compensation Table."


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information concerning exercises of stock options during the last fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options held by such persons(1).


------------------------------------------------------------------------------------------------------------------------------------
                                                                  Number of Securities Underlying        Value of Unexercised
                            Shares Acquired    Value Realized        Unexercised Options At             In-The-Money Options at
          Name               On Exercise (#)        ($)               Fiscal Year-End (#)(2)             Fiscal Year-End ($)(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Exercisable      Unexercisable     Exercisable     Unexercisable

                                                               ---------------------------------------------------------------------
William J. Rouhana, Jr.
 Chairman of the Board and         --                --             408,333           266,667         5,262,932        2,241,667
 Chief Executive Officer
------------------------------------------------------------------------------------------------------------------------------------
Steven G. Chrust
 Vice Chairman of the Board        --                --             303,334           426,666         3,594,847        4,846,665
------------------------------------------------------------------------------------------------------------------------------------
Nathan Kantor
 President and Chief             232,302         2,974,600          758,699           299,999         8,726,219        3,241,659
 Operating Officer
------------------------------------------------------------------------------------------------------------------------------------
Fredric E. von Stange
 Executive Vice President          --                --             206,667           118,333         2,995,067        1,272,032
 and Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
Timothy R. Graham
 Executive Vice President          --                --             210,000            50,000         3,619,750          431,250

------------------------------------------------------------------------------------------------------------------------------------

------------------------


(1) Does not include options granted to the named executive officers in 1997 as part of such officers' 1996 compensation. See "Summary Compensation Table."

(2) Represents the difference between the aggregate market value at December 31, 1996 of the Common Stock underlying the options, based on a last sales price of $21.00 on that date, and the options' aggregate exercise price.


                                PERFORMANCE GRAPH


         The following graph and table compare the five-year stockholder returns (from January 1992 through December 1996) of an investment in: (i) the Common Stock of the Company, (ii) the Nasdaq Telecommunications Index and (iii) the Nasdaq Stock Market - US Index. The comparison assumes that $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the comparison groups and assumes reinvestment of dividends (though the Company paid no dividends on its Common Stock during such period).


   [Graph comparing investment in the Common Stock of the Company, the Nasdaq
              Telecommunications Index and the Nasdaq Stock Market]



                                           INDEXED RETURNS [12/31/91=100]


                                 Investment        Return           Return            Return            Return            Return
                                 Dec. 1991        Dec. 1992        Dec. 1993         Dec. 1994          Dec. 1995        Dec. 1996
WinStar
Communications, Inc.              $100.000         $ 60.417         $104.167          $301.042          $570.833          $700.000

Nasdaq
Telecommunications Index          $100.000         $122.822         $189.382          $158.058          $206.964          $211.468

Nasdaq Stock Market
- US Index                        $100.000         $116.378         $133.595          $130.586          $184.675          $227.142



Employment Agreements

     William J. Rouhana, Jr. had served as Chairman of the Board and Chief Executive Officer of the Company from May 1994 to February 1995 through WinStar Services, an entity which had a management agreement with the Company. The management agreement was terminated on February 28, 1995 and Mr. Rouhana entered into a three-year employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer effective March 1, 1995. The employment agreement, as amended, provides for a minimum annual base salary of $357,500, with annual increases as agreed upon by the Company and Mr. Rouhana. Mr. Rouhana's current base salary is $450,000. In connection with his employment agreement, Mr. Rouhana was also granted immediately exercisable options to purchase 150,000 shares of Common Stock for $6.00 per share, options which vested in March 1996 to purchase 150,000 shares of Common Stock for $7.00 per share, and options which vested in March 1997 to purchase 150,000 shares of Common Stock for $8.00 per share.

     Nathan Kantor became President and Chief Operating Officer of the Company in September 1995, when he entered into a three-year employment agreement with the Company. The employment agreement provides for a minimum annual salary of $320,000 during the first year, $336,000 during the second year and $352,800 during the third year. Mr. Kantor's current base salary is $400,000. The employment agreement allows Mr. Kantor to devote up to 25% of his business time to serve as Chairman of the Board and Chief Executive Officer of Image Telecom, a company involved in the development of information and video servers. In connection with his employment agreement, Mr. Kantor was also granted immediately exercisable options to purchase 350,000 shares of Common Stock for $8.25 per share and additional options to purchase 350,000 shares of Common Stock for $8.25 per share, vesting in three equal annual installments commencing in September 1996. The Company also issued 150,000 restricted shares of Common Stock to Mr. Kantor which vest in three equal annual installments commencing in September 1996. In May 1996, the Company agreed to accelerate the vesting of such restricted shares and Mr. Kantor utilized such shares to pay the option exercise price of options to purchase 232,302 shares of Common Stock. Pursuant to the re-load feature of the option agreement governing such options, Mr. Kantor was granted options to purchase an additional 150,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on such date.

         Steven G. Chrust became the Vice Chairman of the Board in January 1995, when he entered into a five-year employment agreement with the Company. The employment agreement, as amended, provides for an annual salary of $325,000 during the first year, $300,000 during the second and third years and $305,000 during the fourth and fifth years. In connection with his employment agreement, the Company granted Mr. Chrust options to purchase 600,000 shares of Common Stock for $8.00 per share, vesting in five equal annual installments commencing in January 1996.

         Fredric E. von Stange, Executive Vice President and Chief Financial Officer of the Company, entered into a three-year employment agreement with the Company in March 1995 providing, as amended, for a minimum annual base salary of $247,500, with annual increases as agreed upon by the Company and Mr. von Stange. Mr. von Stange's current base salary is $275,000. In connection with his employment agreement, Mr. von Stange was granted options to purchase 225,000 shares of Common Stock for $6.00 per share, vesting in three equal annual installments commencing in March 1995.

         Timothy R. Graham became Executive Vice President of the Company in October 1994 when he entered into a two-year employment agreement with the Company originally expiring in October 1996. Mr. Graham's employment agreement, as amended, provides for an annual base salary of $225,000. In connection with his employment with the Company, Mr. Graham was granted options to purchase 150,000 shares of Common Stock for $4.31 per share, vesting in three equal installments. In September 1995, in connection with a one-year extension of his employment agreement through October 1997, Mr. Graham was granted additional options to purchase 50,000 shares of Common Stock for $12.375 per share, vesting in October 1997.

Stock Option Plans

     In January 1992, the Board adopted the 1992 Plan which was approved by the stockholders of the Company at the Annual Meeting of Stockholders in October 1992. The 1992 Plan originally authorized the granting of awards of up to 1,000,000 shares of Common Stock to the Company's key employees, officers, directors and consultants. In 1996, the 1992 Plan was amended to increase the number of shares of Common Stock available thereunder to 1,500,000. Awards consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1992 Plan. On January 13th of each calendar year during the term of the 1992 Plan, assuming there are enough shares then available for grant under the 1992 Plan, each person who is then a director of the Company is awarded a stock option to purchase 10,000 shares of the Company's Common Stock at the fair market value thereof (as determined in the accordance with the 1992 Plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years. These are the only awards which may be granted to a director of the Company under the 1992 Plan. As of April 15, 1997, options to purchase 705,399 shares of Common Stock were outstanding under the 1992 Plan and there are 396,721 shares available for future grant under the 1992 Plan.

         In June 1995, the Board adopted the 1995 Plan which was approved by the stockholders of the Company at the Annual Meeting of Stockholders in September 1995. The 1995 Plan originally authorized the granting of awards of up to 1,500,000 shares of Common Stock to the Company's key employees, officers, directors and consultants. In 1996, the 1995 Plan was amended to increase the number of shares of Common Stock available thereunder to 3,500,000. On April 29, 1997, the Board approved an amendment to the 1995 Plan increasing the number of shares of Common Stock available thereunder to 7,500,000. See "Proposal II." Awards consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1995 Plan.

         The 1992 and 1995 Plans are administered by the Compensation Committee which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the 1992 and 1995 Plans.

Compensation Committee Interlocks and Insider Participation

     The Board's Compensation Committee is composed of Mr. Rouhana, the Company's Chairman and Chief Executive Officer, Mr. Magyar, Mr. Harvey and Mr. vanden Heuvel. No executive officer of the Company sits on the compensation committee of another entity, one of whose executive officers serves as a director of the Company or on the Company's Compensation Committee, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Company's Compensation Committee.


          PROPOSAL II: APPROVAL OF AN AMENDMENT TO THE 1995 PERFORMANCE EQUITY PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UPON EXERCISE
     OF OPTIONS AND OTHER AWARDS GRANTED OR WHICH MAY BE GRANTED THEREUNDER

     In September 1995, the stockholders of the Company approved the 1995 Plan under which an aggregate of 1,500,000 shares of Common Stock were reserved for issuance upon exercise of options and other stock-based awards granted and which may be granted thereunder. In April 1996, the Company amended the 1995 Plan to increase the number of shares available thereunder from 1,500,000 shares to 3,500,000 shares, which increase was approved by the Company's stockholders at the Annual Meeting of Stockholders held on June 27, 1996. On April 29, 1997, the Board approved a further amendment to the 1995 Plan, pursuant to which the number of shares available for issuance pursuant to grants made under the 1995 Plan will be increased, subject to approval by the Company's stockholders and the Meeting, from 3,500,000 to 7,500,000. As of April 15, 1997, there are outstanding grants under the 1995 Plan of options to purchase an aggregate of 3,937,267 shares of Common Stock which, without giving effect to the amendment to the 1995 Plan described herein, exceeds the number of shares of Common Stock reserved for issuance under the 1995 Plan.

         Accordingly, the Board believes that this increase is necessary to enable the Company to continue to attract, motivate and retain the highly qualified management, executive and other personnel required to support the rapid rollout of the Company's competitive local exchange carrier business and the continuing aggressive expansion and growth of its other telecommunications and related businesses, including its wholesale carrier services business and its information and entertainment content business. The Board further believes that including equity grants as a portion of employee compensation is an effective manner of aligning the interests of employees, including senior executives, with those of the Company's stockholders. See "Compensation Committee Report On Executive Compensation -- Executive Compensation Policies And Objectives." In the event the proposed amendment to the 1995 Plan is not approved by the Company's stockholders, options to purchase that number of shares which are in excess of the amount reserved for issuance under the 1995 Plan, including certain options granted to the named executive officers as a part of their 1996 compensation as set forth in the Summary Table, and to certain other officers of the Company, will be canceled by the Company.

         If the 1995 Plan, as summarized under "Summary of the 1995 Plan," below, is amended as proposed, then, if all the shares reserved thereunder were issued upon the exercise of options and other awards, such shares would be equal to approximately 18.5% of the total shares that would then be outstanding (assuming no exercise of other outstanding options and convertible securities).

           The Board of Directors recommends voting "FOR" Proposal II.

                            SUMMARY OF THE 1995 PLAN


         Administration

         The 1995 Plan (the "Plan") is administered by the Board or, at its discretion, by the Compensation Committee (the "Committee"). The Committee has full authority, subject to the provisions of the Plan, to award (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) other stock-based awards (collectively "Awards"). Subject to the provisions of the Plan, the Committee determines, among other things, the persons to whom from time to time Awards may be granted ("Holders" or "Participants"), the specific type of Awards to be granted (e.g., Stock Option, Restricted Stock), the number of shares subject to each Award, share prices, any restrictions or limitations on such Awards (e.g., the "Deferral Period" in the grant of Deferred Stock and the "Restriction Period" when Restricted Stock is subject to forfeiture), and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to such Awards. The interpretation and construction by the Committee of any provisions of, and the determination by the Committee of any questions arising under, either of the Plan, or any rule or regulation established by the Committee pursuant to the Plan, shall be final, conclusive and binding on all persons interested in either Plan. Awards under the Plan are evidenced by agreements between the Company and the Participants.

         Shares Subject to the Plan

         The Plan, as amended, authorizes the granting of Awards whose exercise would allow up to an aggregate of 7,500,000 shares of Common Stock to be acquired by the Holders of such Awards. In order to prevent the dilution or enlargement of the rights of Holders under the Plan, the shares of Common Stock authorized by the Plan are subject to adjustment by the Board in the event of a stock dividend, stock split, reverse stock split, merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Company's stock. The shares of Common Stock acquirable pursuant to the Awards will be made available, in whole or in part, from authorized and unissued shares of Common Stock. If any Award granted under the Plan is forfeited or terminated, the shares of Common Stock that were available pursuant to such Award shall again be available for distribution in connection with Awards subsequently granted under the Plan.

         Eligibility

         Subject to the provisions of the Plan, Awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company and are deemed to have contributed or to have the potential to contribute to the success of the Company. Incentive Stock Options may be awarded only to persons who, at the time of such awards, are employees of the Company or its wholly- or majority-owned subsidiaries ("Subsidiaries").

         Types of Awards

         Options. The Plan provides both for "Incentive" stock options ("Incentive Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for options not qualifying as Incentive Options ("Non-qualified Options"), both of which may be granted with any other stock based award under the Plan. The Committee will determine the exercise price per share of Common Stock purchasable under an Incentive or Non-qualified Option (collectively "Options"). The exercise price of an Incentive Option may not be less than 100% of the fair market value on the last trading day before the date of grant (or, in the case of an Incentive Option granted to a person possessing more than 10% of the total combined voting power of all classes of stock of the Company, not less than 110% of such fair market value). The exercise price of a Non-qualified Option may be less than 100% of the fair market value on the last trading day before the date of the grant. An Incentive Option may only be granted within a 10-year period from the date the Plan was adopted and approved and may only be exercised within 10 years of the date of the grant (or within 5 years in the case of an Incentive Option granted to a person who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). Subject to any limitations or conditions the Committee may impose, Options may be exercised, in whole or in part, at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice must be accompanied by payment in full of the purchase price, in cash or in the discretion of the Committee, in securities of the Company, or any combination thereof.

         Options granted under the Plan are generally exercisable only by the Holder during his or her lifetime. The Options granted under the Plan may not be transferred other than by will or by the laws of descent and distribution, except that the Committee may in its sole discretion allow a Non-qualified Option granted under the Plan to be transferable, subject to compliance with applicable securities laws.

         Generally, if the Holder is an employee, no Incentive Option, or any portion thereof, granted under the Plan may be exercised by the Holder unless he or she is employed by the Company or a Subsidiary at the time of the exercise and has been so employed continuously from the time the Incentive Option was granted. However, in the event the Holder's employment with the Company is terminated due to disability, the Holder may still exercise his or her Incentive Option for a period of one year (or such other lesser period as the Committee may specify at the time of grant) from the date of such termination or until the expiration of the stated term of the Incentive Option, whichever period if shorter. Similarly, should a Holder die while in the employment of the Company or a Subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent Holder's Incentive Option for a period of one year from death (or such other greater or lesser period as the Committee specifies at the time of grant) or until the expiration of the stated term of the Incentive Option, whichever is shorter. Further, if the Holder's employment is terminated without cause or due to normal retirement (upon attaining the age of 65), then the portion of any Incentive Option which has vested by the date of such retirement may be exercised for the lesser of three months after retirement or the balance of the Incentive Option's term. The Committee is afforded more flexibility with respect to the terms of Non-qualified Options, since such options are not subject to Code requirements.

     Other. The Committee may grant Stock Appreciation Rights ("SARs" or singularly "SAR") in conjunction with all or part of any Option granted under the Plan, or may grant SARs on a free-standing basis. In conjunction with Nonqualified Options, SARs may be granted either at or after the time of the grant of such Nonqualified Options. In conjunction with Incentive Options, SARs may be granted only at the time of the grant of such Incentive Options. An SAR entitles the Holder thereof to receive an amount (payable in cash and/or Common Stock as determined by the Committee) equal to the excess fair market value of one share of Common Stock over the SAR price or the exercise price of the related Option, multiplied by the number of shares subject to the SAR. Additionally, the Committee may award shares of Restricted Stock, Deferred Stock and other stock-based awards either alone or in addition to, or in tandem with, other Awards granted under the Plan.

         Stock Reload Options. The Committee may grant Stock Reload Options in conjunction with any Option granted under the Plan. In conjunction with Incentive Options, Stock Reload Options may be granted only at the time of the grant of such Incentive Option. In conjunction with Non-qualified Options, Stock Reload Options may be granted either at or after the time of the grant of such Non-qualified Options. A Stock Reload Option permits a Holder who exercises an Option by delivering already owned stock (i.e., the stock-for-stock method), to receive back from the Company a new Option (at the current market price) for the same number of shares delivered to exercise the Option.

         Acceleration of Award Vesting. Generally, under the Plan, if (i) any person or entity other than the Company and/or any director, officer or principal stockholder of the Company as of the date the Plan was adopted acquires securities of the Company (in one or more transactions) representing certain specified percentages or more of the total voting power of all the Company's securities then outstanding and (ii) the Board does not authorize or otherwise approve such acquisition, then, the vesting periods of any and all




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Options  and  other  awards  granted  and  outstanding  under  the Plan  will be accelerated and all such Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all shares of Common Stock subject to such Options and awards on the terms set forth in the Plan and the respective agreements respecting such Options and awards.

         Withholding Taxes

         Upon the exercise of any Award granted under the Plan, the Holder may be required to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of Common Stock. Subject to certain stringent limitations under the Plan and at the discretion of the Committee, the Holder may satisfy these requirements by electing to have the Company withhold a portion of the shares to be received upon the exercise of the Award having a value equal to the amount of the withholding tax due under applicable federal, state and local laws.

         Term and Amendments

         Unless terminated by the Committee, the Plan shall continue to remain effective until such time as no further Awards may be granted and all Awards granted under the Plan are no longer outstanding. The Committee may at any time, and from time to time, amend the Plan, except that no amendment may be made which would impair the rights of any Holder of an existing Option or other Award without such Holder's consent.

Federal Income Tax Consequences

         The following discussion of the federal income tax consequences of participation in the Plan is only a summary of the general rules applicable to the grant and exercise of Options and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the Plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

         Incentive Options

         The Participant will recognize no taxable income upon the grant or exercise of an Incentive Option. The Company will not qualify for any deduction in connection with the grant or exercise of Incentive Options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to the Participant, the Participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Option over the exercise price will be treated as an item of adjustment for a Participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the Participant.

         If Common Stock acquired upon the exercise of an Incentive Option is disposed of prior to the expiration of the holding periods described above, (i) the Participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price, which is the same amount included in regular taxable income.

         Nonqualified Options

         With respect to Non-qualified Options (i) upon grant of the option, the Participant will recognize no income; (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture), the Participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and (iii) the Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the Participant. On a disposition of the shares, the Participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

         If the shares acquired upon exercise of a Non-qualified Option are subject to a substantial risk of forfeiture, the Participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless such Participant timely files under Code Section 83(b) to elect to be taxed on the receipt of shares, and the Company will qualify for a corresponding deduction at such time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares.

         Stock Appreciation Rights

         Upon the grant of a SAR, the Participant recognizes no taxable income and the Company receives no deduction. The Participant recognizes ordinary income and the Company receives a deduction at the time of exercise equal to the cash and fair market value of Common Stock payable upon such exercise.

     PROPOSAL III: APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                  WHICH MAY BE ISSUED BY THE COMPANY THEREUNDER


     The Company's Certificate of Incorporation, as amended through the date of this Proxy Statement, authorizes the issuance by the Company of up to 90 million shares of capital stock, consisting of 75 million shares of Common Stock and 15 million shares of Preferred Stock, the rights, powers and preferences of which may be fixed by the Board. On April 29, 1997, the Board approved an amendment to the Company's Certificate of Incorporation, pursuant to which the number of shares of Common Stock authorized for issuance by the Company thereunder will be increased, subject to approval by the Company's stockholders and the Meeting, from 75,000,000 to 200,000,000. Pursuant to such amendment, there will be no change in the number of shares of Preferred Stock authorized for issuance by the Company under its Certificate of Incorporation. As ofApril 28, 1997, the Company has issued and outstanding 32,946,538 shares of Common Stock and 4,033,335 shares Series A Preferred Stock. In addition, as of April 15, 1997, the Company had issued and outstanding securities, including options, warrants and convertible notes, but excluding the Series A Stock which is not currently convertible into Common Stock1, convertible in an aggregate of 17,303,553 shares of Common Stock. In addition, the Company may issue Common Stock in payment of the all or a portion of the purchase price in pending and future acquisitions of assets or businesses by the Company (each an "Acquisition").



--------
1 One-half of the outstanding Series A Stock becomes convertible, at the option of the holder, into Common Stock in August 1997 and the balance becomes convertible into Common Stock in November 1997.

         Accordingly, the Board believes that the increase in the Company's authorized shares of Common Stock is necessary in order to ensure the availability of a sufficient number of shares of Common Stock (i) to pay all or a portion of the purchase price in pending and future Acquisitions, (ii) for issuance upon the exercise or conversion of the options, warrants and convertible securities described above (and any additional such securities issued or granted by the Company including to employees and others under the 1995 Plan and/or other possible future plans), and (iii) to provide the Company with the ability to raise additional capital through the future sale of Common Stock and/or securities exercisable for or convertible into Common Stock. The Board believes that the failure of the Company to maintain the ability to issue additional Common Stock under the above circumstances could materially adversely affect the Company in the future by limiting the Company's ability to raise capital if needed and/or requiring the Company to make cash payments, in lieu of payments in Common Stock, under circumstances where it would otherwise be advantageous to make such payments in Common Stock.

          The Board of Directors recommends voting "FOR" Proposal III.


         INDEPENDENT AUDITORS

         Grant Thornton LLP served as the Company's independent certified public accountants for the year ended December 31, 1996. The Board has selected Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997. A representative of Grant Thornton LLP will have the opportunity to address the stockholders if he so desires and is expected to be present at the Meeting. The representative will be available to answer appropriate questions from stockholders.


         1997 STOCKHOLDERS PROPOSALS

         In order for stockholder proposals for the 1997 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in New York, New York by January 6, 1998.


         OTHER MATTERS

         The Board knows of no matter which will be presented for consideration at the Meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

         SOLICITATION OF PROXIES

         The  cost of proxy  solicitations  will be  borne  by the  Company.  In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company may also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and may reimburse them for reasonable expenses related thereto. Additional solicitation of proxies may be made by an independent proxy solicitation firm or other entity possessing the facilities to engage in such solicitation. If any independent entity is used for such solicitation, the Company will be required to pay such firm reasonable fees and reimburse expenses incurred by such firm in the rendering of such solicitation services.


                                                         Timothy R. Graham
                                                            Secretary




New York, New York
May 5, 1997

                      WINSTAR COMMUNICATIONS, INC. - PROXY
                       Solicited by the Board of Directors
                 for Annual Meeting to be held on June 26, 1997

 P         The undersigned Stockholder(s) of WINSTAR COMMUNICATIONS, INC., a
      Delaware corporation ("Company"), hereby appoints Timothy R. Graham
 R and Fredric E. von Stange, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and
 O proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be
 X held on June 26, 1997 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions
 Y    are given, this proxy will be voted FOR all of the following proposals.

     1. Election of the following Directors:  William J. vanden Heuvel, William
         J. Rouhana, Jr. and Steven B. Magyar

                       FOR  |_|                   WITHHELD  |_|

      (INSTRUCTION:  To withhold authority to vote for any individual nominee,
      write the nominee's name in the  space provided)   _____________________



     2. Approval of the amendment to the Company's 1995 Performance Equity Plan:

       FOR  |_|                  AGAINST  |_|                  WITHHELD  |_|


     3. Approval of the amendment to the Company's Certificate of Incorporation:

       FOR  |_|                  AGAINST  |_|                  WITHHELD  |_|


     4. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.


|_|      I plan on attending the Annual Meeting.

                                                    Date _____, 1997


                                                    ----------------------------
                                                         Name of Stockholder


                                                    ----------------------------
                                                            Signature


                                                    ----------------------------
                                                      Signature if held jointly


     Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.